Exhibit 99.1

The TJX Companies, Inc. Reports Above-Plan Q1 FY20 Results with Comp Sales Growth of 5% and EPS of $.57; Raises Full-Year EPS Guidance

  Consolidated comp store sales increased 5%, over last year’s 3% increase
  Customer traffic was the primary driver of the consolidated comp sales increase and was up at all four major divisions
  Net sales increased 7% to $9.3 billion
  Diluted EPS of $.57
  Increased Fiscal 2020 EPS guidance
  Returned $589 million to shareholders in the first quarter through share repurchases and dividends
  Increased the Company’s quarterly dividend by 18% in the first quarter

FRAMINGHAM, Mass.--(BUSINESS WIRE)--May 21, 2019--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and earnings results for the first quarter ended May 4, 2019. Net sales for the first quarter of Fiscal 2020 increased 7% to $9.3 billion. Consolidated comparable store sales increased 5% over last year’s 3% increase. Net income for the first quarter was $700 million, and diluted earnings per share were $.57, versus the prior year’s $.56.

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “We are very pleased with our continued strong performance in the first quarter, as both our consolidated comparable store sales increase of 5% and earnings per share of $.57 came in well above our expectations. It is terrific to see the continued strength of our largest division, Marmaxx, with an outstanding 6% comp increase. Further, Marmaxx’s apparel and home categories were both very strong. Once again this quarter, customer traffic was the primary driver of our consolidated comp increase and was up at each of our four major divisions. We believe this is a great indicator of the enduring appeal of our great values on an eclectic and exciting mix of merchandise and our treasure-hunt shopping experience, as well as the resiliency of our off-price retail model. With our above-plan first quarter results, we are raising our full-year earnings per share outlook. We are in an excellent position to take advantage of the abundant buying opportunities we are seeing in the marketplace for quality, branded merchandise and to keep flowing fresh, exciting assortments to our stores and online. We have many initiatives underway to keep driving sales and customer traffic, and feel great about our ability to continue gaining market share around the world!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the first quarter, were as follows:

	First Quarter		First Quarter
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2020	FY2019	FY2020	FY2019

Marmaxx (U.S.)[5,6]	+6%	+4%	$5,802	$5,381
HomeGoods (U.S.)[7]	+1%	+2%	$1,397	$1,269
TJX Canada	0%	+3%	$848	$854
TJX International (Europe & Australia)	+8%	+1%	$1,231	$1,185

TJX	+5%	+3%	$9,278	$8,689

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude e-commerce sites (tjmaxx.com, sierra.com, and tkmaxx.com), and include Sierra stores. 3Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of T.J. Maxx and Marshalls. 6Net sales include Sierra’s e-commerce and store sales. 7Includes Homesense stores in the U.S.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a one percentage point negative impact on consolidated net sales growth in the first quarter of Fiscal 2020 versus the prior year. The overall net impact of foreign currency exchange rates had a neutral impact on first quarter Fiscal 2020 earnings per share, compared with a $.01 positive impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investors section of tjx.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Margins

For the first quarter of Fiscal 2020, the Company’s consolidated pretax profit margin was 10.1%, a 0.9 percentage point decrease versus 11.0% in the prior year.

Gross profit margin for the first quarter of Fiscal 2020 was 28.5%, a 0.4 percentage point decrease versus the prior year. As expected, gross margin was negatively impacted by increased supply chain and freight costs.

Selling, general and administrative (SG&A) costs as a percent of sales for the first quarter were 18.3%, a 0.5 percentage point increase versus the prior year. The increase in SG&A was primarily due to store wage increases, an unfavorable year-over-year comparison on a gain related to a lease buyout last year, and incremental IT investments.

Inventory

Total inventories as of May 4, 2019, were $5.1 billion, compared with $4.4 billion at the end of the first quarter last year. Consolidated inventories on a per-store basis as of May 4, 2019, including the distribution centers, but excluding inventory in transit, the Company’s e-commerce sites, and Sierra stores, were up 6% on a reported basis (up 7% on a constant currency basis). Entering the second quarter, the Company is in an excellent position to take advantage of the terrific opportunities it sees in the marketplace for quality, branded merchandise.

Shareholder Distributions

During the first quarter, the Company returned a total of $589 million to shareholders. The Company repurchased a total of $350 million of TJX stock, retiring 6.7 million shares, and paid $239 million in shareholder dividends. The Company continues to expect to repurchase approximately $1.75 to $2.25 billion of TJX stock in Fiscal 2020. The Company may adjust this amount up or down depending on various factors. In addition, the Company increased its dividend by 18% in the first quarter, marking the 23rd consecutive year of dividend increases. The Company remains committed to returning cash to its shareholders while continuing to reinvest in the business to support the near- and long-term growth of TJX.

Second Quarter and Full-Year Fiscal 2020 Outlook

For the second quarter of Fiscal 2020, the Company expects diluted earnings per share to be in the range of $.61 to $.62, a 5% to 7% increase over the prior year’s $.58. The Company expects the combination of incremental freight costs and store wage increases to negatively impact second quarter EPS growth by 2% to 3%. This EPS outlook is based upon estimated comparable store sales growth of 2% to 3% on a consolidated basis and at Marmaxx.

For the 52-week fiscal year ending February 1, 2020, the Company is raising its guidance for diluted earnings per share to be in the range of $2.56 to $2.61. This would represent a 5% to 7% increase over the prior year’s $2.43, which included a $.02 negative impact from a pension settlement charge. The Company now expects diluted earnings per share to increase 4% to 7% over the prior year’s adjusted $2.45, which excluded the pension settlement charge. This guidance reflects an assumption that the combination of incremental freight costs and store wage increases will negatively impact EPS growth by 3% to 4%. This EPS outlook is based upon estimated comparable store sales growth of 2% to 3% on a consolidated basis and at Marmaxx.

The Company’s earnings guidance for the second quarter and full-year Fiscal 2020 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the second quarter.

Stores by Concept

During the first quarter ended May 4, 2019, the Company increased its store count by 75 stores to a total of 4,381 stores. The Company increased square footage by 4% over the same period last year.

	Store Locations[1]		Gross Square Feet[2]
	First Quarter		First Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,252	1,257	34.5	34.6
Marshalls	1,091	1,102	31.6	31.8
HomeGoods	749	770	17.5	18.0
Sierra	35	39	0.8	0.9
Homesense	16	22	0.4	0.6
In Canada:
Winners	271	273	7.5	7.5
HomeSense	125	132	2.9	3.0
Marshalls	88	91	2.4	2.4
In Europe:
T.K. Maxx	567	575	16.3	16.4
Homesense	68	72	1.3	1.4
In Australia:
T.K. Maxx	44	48	1.0	1.0

TJX	4,306	4,381	116.2	117.6

1Store counts above include both banners within a combo or a superstore.
2Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of May 4, 2019, the end of the Company’s first quarter, the Company operated a total of 4,381 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and three e-commerce sites. These include 1,257 T.J. Maxx, 1,102 Marshalls, 770 HomeGoods, 39 Sierra, and 22 Homesense stores, as well as tjmaxx.com and sierra.com in the United States; 273 Winners, 132 HomeSense, and 91 Marshalls stores in Canada; 575 T.K. Maxx and 72 Homesense stores, as well as tkmaxx.com, in Europe; and 48 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at tjx.com.

Fiscal 2020 First Quarter Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s first quarter Fiscal 2020 results, operations and business trends. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, May 28, 2019, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of tjx.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; personnel recruitment, training and retention; labor costs and workforce challenges; data security and maintenance and development of information technology systems; economic conditions and consumer spending; corporate and retail banner reputation; quality, safety and other issues with our merchandise; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; serious disruptions or catastrophic events and adverse or unseasonable weather; expanding international operations; merchandise sourcing and transport; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; outcomes of litigation, legal proceedings and other legal or regulatory matters; tax matters; disproportionate impact of disruptions in the second half of the fiscal year; real estate activities; inventory or asset loss; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018

Net sales	$9,277,585	$8,688,720

Cost of sales, including buying and occupancy costs	6,637,885	6,178,239
Selling, general and administrative expenses	1,702,401	1,550,775
Interest expense, net	817	4,148

Income before provision for income taxes	936,482	955,558
Provision for income taxes	236,304	239,177

Net income	$700,178	$716,381

Diluted earnings per share	$0.57	$0.56

Cash dividends declared per share	$0.230	$0.195

Weighted average common shares – diluted	1,233,407	1,268,872

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	May 4, 2019	May 5, 2018

ASSETS
Current assets:
Cash and cash equivalents	$2,235.1	$2,681.1
Short-term investments	—	435.9
Accounts receivable and other current assets	774.9	935.4
Merchandise inventories	5,057.2	4,369.9

Total current assets	8,067.2	8,422.3

Net property at cost	5,018.6	5,026.1

Operating lease right of use assets	8,810.4	—
Goodwill	96.7	98.6
Other assets	496.2	460.1

TOTAL ASSETS	$22,489.1	$14,007.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,578.4	$2,509.1
Accrued expenses and other current liabilities	2,659.4	2,467.8
Current portion of operating lease liabilities	1,343.2	—

Total current liabilities	6,581.0	4,976.9

Other long-term liabilities	753.0	1,275.8
Non-current deferred income taxes, net	167.3	260.6
Long-term operating lease liabilities	7,621.5	—
Long-term debt	2,234.4	2,231.4

Shareholders’ equity	5,131.9	5,262.4

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$22,489.1	$14,007.1

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$700.2	$716.4
Depreciation and amortization	212.2	192.3
Deferred income tax provision	8.1	7.3
Share-based compensation	25.7	24.0
(Increase) decrease in accounts receivable and other assets	(61.6)	175.7
(Increase) in merchandise inventories	(487.1)	(225.2)
(Decrease) increase in accounts payable	(60.5)	44.0
(Decrease) in accrued expenses and other liabilities	(201.9)	(184.9)
Other	14.2	(24.7)

Net cash provided by operating activities	149.3	724.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(316.9)	(265.0)
Purchases of investments	(14.6)	(148.2)
Sales and maturities of investments	4.8	192.7
Net cash (used in) investing activities	(326.7)	(220.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(397.3)	(395.4)
Proceeds from issuance of common stock	59.8	84.6
Cash dividends paid	(238.8)	(197.3)
Other	(23.3)	(17.9)
Net cash (used in) financing activities	(599.6)	(526.0)

Effect of exchange rate changes on cash	(18.1)	(55.8)

Net (decrease) in cash and cash equivalents	(795.1)	(77.4)
Cash and cash equivalents at beginning of year	3,030.2	2,758.5

Cash and cash equivalents at end of period	$2,235.1	$2,681.1

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
Net sales:
In the United States:
Marmaxx	$5,801,760	$5,380,918
HomeGoods	1,396,865	1,269,331
TJX Canada	847,735	853,836
TJX International	1,231,225	1,184,635
Total net sales	$9,277,585	$8,688,720

Segment profit:
In the United States:
Marmaxx	$795,993	$750,456
HomeGoods	136,785	147,360
TJX Canada	97,032	125,184
TJX International	28,487	40,826
Total segment profit	1,058,297	1,063,826

General corporate expense	120,998	104,120
Interest expense, net	817	4,148
Income before provision for income taxes	$936,482	$955,558

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the first quarter ended May 4, 2019, TJX repurchased and retired 6.7 million shares of its common stock at a cost of $350 million on a "trade date" basis. In February 2019, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $1.5 billion of TJX common stock from time to time. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  TJX adopted ASU No. 2016-02, Leases (Topic 842) as of February 3, 2019 under the modified retrospective approach and, therefore, we have not revised the consolidated balance sheets for comparative periods.
  In fiscal 2019, we completed a two-for-one stock split of the Company’s common stock in the form of a stock dividend. As a result, all historical per share amounts and references to common stock activity, as well as basic and diluted share amounts utilized in the calculation of earnings per share have been adjusted to reflect this stock split.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323